THREE MONTHS        NINE MONTHS
                                 ENDED               ENDED
                               DECEMBER 31,        DECEMBER 31,
                             1995      1994      1995      1994


NET INCOME (LOSS)           $3,097    $4,356   $10,209     ($4,794)

SHARES USED IN COMPUTATION:

  Weighted average common
   shares outstanding        9,773     8,890       645       8,890

  Dilutive effect of stock
   options                     334       444       538         278

  Shares used in
   computation              10,107     9,334    10,183       9,168

NET INCOME (LOSS)
PER SHARE                    $0.31     $0.47     $1.00      ($0.52)

See notes to condensed consolidated financial statements